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                                                                EXHIBIT 4.ii.(b)

                             SUPPLEMENTAL INDENTURE

          This Supplemental Indenture (this "SUPPLEMENTAL INDENTURE"), dated as of November 26, 2001, by and among Carey Salt Company, GSL Corporation, IMC Inorganic Chemicals Inc., IMC Kalium Ogden Corp., IMC Salt Inc. and NAMSCO, Inc. (collectively, the "GUARANTEEING SUBSIDIARIES"), each a subsidiary of IMC Global Inc., a Delaware corporation (the "COMPANY"), the Company and The Bank of New York, as trustee under the Indenture referred to below (the "TRUSTEE").

                                W I T N E S E T H

          WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (the "SEVEN YEAR INDENTURE"), dated as of May 17, 2001 providing for the issuance of an aggregate principal amount of up to $400 million of 10.875% Senior Notes due 2008 (the "SEVEN YEAR NOTES");

          WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (the "TEN YEAR INDENTURE" and together with the Seven Year Indenture, the "INDENTURE"), dated as of May 17, 2001 providing for the issuance of an aggregate principal amount of up to $300 million of 11.250% Senior Notes due 2011 (the "TEN YEAR NOTES" and together with the Seven Year Notes, the "NOTES");

          WHEREAS, Section 10.05 of the Indenture provides that any Note Guarantee will automatically and unconditionally be released and discharged upon any sale, exchange or transfer by the Company or any Restricted Subsidiary, to any Person that is not an Affiliate of the Company of at least 80% of the Capital Stock of, or all or substantially all of the assets of, such Restricted Subsidiary, which sale, exchange or transfer is made in accordance with the terms of this Indenture;

          WHEREAS, all of the Capital Stock of the Guaranteeing Subsidiaries shall be sold to an unaffiliated third party in connection with the sale of the IMC Salt Business Unit and in accordance with the terms of this Indenture; and

          WHEREAS, pursuant to Section 8.06 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

          NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

          1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

          2. RELEASE OF THE GUARANTEE. Effective upon the sale of all of the Capital Stock of the Guaranteeing Subsidiaries to an unaffiliated third party, the Note Guarantees of each of the

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Guaranteeing Subsidiaries shall be automatically and unconditionally released pursuant to the terms of the Indenture and all references to the Guaranteeing Subsidiaries (including in the definition of Guarantor) shall be deleted from the Indenture.

          3. NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

          4. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

          5. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

          6. TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiaries and the Company.


Supplemental Indenture

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     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental
Indenture to be duly executed and attested, all as of the date first above written.

Dated: November 26, 2001


                                 IMC GLOBAL INC.

                                 By: /s/ J. Reid Porter
                                     -------------------------------------------
                                    Name: J. Reid Porter
                                    Title: Executive Vice President and CFO


                                 CAREY SALT COMPANY
                                 GSL CORPORATION
                                 IMC INORGANIC CHEMICALS INC.
                                 IMC KALIUM OGDEN CORP.
                                 IMC SALT INC.
                                 NAMSCO, INC.

                                 By: /s/ J. Reid Porter
                                     -------------------------------------------
                                    Name: J. Reid Porter
                                    Title: Vice President


                                 THE BANK OF NEW YORK, AS TRUSTEE

                                 By: /s/ Mary LaGumina
                                     -------------------------------------------
                                    Name: MARY LaGUMINA
                                    Title: VICE PRESIDENT


Supplemental Indenture